THIRD-PARTY SUBMITTER AUTHORIZATION SUPPLEMENT TO THE
REPOSITORY USER AGREEMENT
The undersigned user ("User") has executed the Repository User Agreement (the "User Agreement") providing for its participation in one or more services or systems to be operated by DTCC Data Repository (U.S.) LLC, a New York limited liability company (the "Repository"). By executing the User Agreement each of User and the Repository agrees to be bound by the Repository Rulebook , Operating Procedures and the Applicable Publications (as defined therein to include message formats and message processes, security arrangements, Important Notices, etc.) issued thereunder, as each may be amended, supplemented or modified from time to time (the "Repository Procedures") with respect to the services or automated systems or other mechanisms through which the Repository provides the Services ("Systems") provided or operated by the Repository beginning as of the Effective Date of the User Agreement. Capitalized terms used in this Agreement but not defined herein are used as defined in the Operating Procedures of the Repository (the "Operating Procedures") or User Agreement.  It is understood and agreed that this document shall constitute a separate agreement between the Repository, on the one hand, and each entity/fund that is listed in Annex I to the User Agreement  as amended from time to time, on the other hand, as if each such entity/fund has executed a separate document naming only itself as the User, and that no entity/fund that is listed in Annex I as amended from time to time shall have any liability under this document for the obligations of any other entity/fund that is listed in Annex I as amended from time to time solely by reason of being listed in Annex I as amended from time to time.  The Supplement and Annex I are valid upon acceptance by the Repository.
The User intends to access the Systems through Computer-to-Computer Links established by       (the "Service Provider"). The Service Provider's access to the Systems on behalf of the User will be limited to those services selected in the Service Provider Authorization Elections Form attached hereto, as amended from time to time by the User and valid upon acceptance by Repository as applicable. In addition, the User or its agents, including the Service Provider, may access the applicable System's Web Front End by means of digital certificate(s) and password(s), or other secure identifiers, assigned to the Service Provider or its affiliates.
In light of the foregoing, the User specifically agrees to the following non-repudiation clause:
Regardless of any provisions to the contrary in the Operating Procedures, the User agrees that for all purposes under the Repository Procedures, Transaction Records and/or Records, as applicable, that are submitted to the System as provided in the Operating  Procedures and that indicate the User as the submitting party shall be conclusively presumed to have been duly authorized by the User whenever such records are determined to have been submitted through Computer-to-Computer Links established with the Service Provider, or through access of the Web Front End by means of the digital certificate(s) and password(s), or other secure identifiers, assigned to the Service Provider. All other Users of the Systems shall be third party beneficiaries to this non-repudiation clause. Repository shall have no liability for any failure of the Service Provider to submit correct Transaction Records or Records, as applicable, to the System, or otherwise to properly use the System, either through Computer-to-Computer Links or the Web Front End.  Notwithstanding the foregoing, nothing contained in this Supplement shall be construed as a waiver of any claims that may arise against the Repository, directly or indirectly as a result of the Repository's fraud, willful misconduct or gross negligence to the extent set forth in Section 9 of the Important Legal Information section of the Operating Procedures (Limitation of Liability and Disclaimer).  Further, the Repository shall be liable to the extent set forth in Section 9 of the Important Legal Information section of the Operating Procedures (Limitation of Liability and Disclaimer) for any loss or damage of any kind directly or indirectly arising out of or related to the Repository's relying on any Record submitted by a Service Provider after a notice of termination of the Service Provider has been received by the Repository.  Written notifications are deemed effective five (5) days after receipt by the Repository.
This Supplement shall be considered a part of the User Agreement.
By:
[Print the name of company signing on behalf of entity/fund (i.e. the name of Investment Company)]
as     ,
[Insert authorized role/capacity of the company above (i.e. Investment or Asset Manager)]
with an address at

[Insert address]
By:_________________________
[Signature] Name:
Title:
DTCC Data Repository (U.S.) LLC
By:
[Signature]
Name:
Title:

Service Provider Authorization Elections Form
- Please indicate below which service(s) you are authorizing the Service Provider to provide, and the means by which     the Service Provider will access the DDR systems on your firm's behalf.  For each product, you are authorizing access for the Production system,.
- For additional information, please contact your Account Manager or the Third Party Provider Relationship team at           derivserv_providerrelations@dtcc.com.
- Please submit this form to: gtr_onboarding@dtcc.com with a copy to derivserv_providerrelations@dtcc.com.

Trade Repository Service Submit Messages Receipt of Outbound Reports
DDR for Credit

 Real Time
PET/Confirmation
Snapshot
Valuation
Verification Position Report
Other Reports (specify below or attach report names)

DDR for Interest Rates
 Real Time
PET/Confirmation
Snapshot
Valuation
Verification Position Report
Other Reports (specify below or attach report names)

DDR for Equities

 Real Time/
PET/Confirmation
Snapshot
Valuation
Verification Position Report
Other Reports (specify below or attach report names)

DDR for Foreign Exchange
 Real Time
PET/Confirmation
Snapshot
Valuation
Verification Position Report
Other Reports (specify below or attach report names)

DDR for Commodities
 Real Time
PET/Confirmation
Snapshot
Valuation
Verification Position Report
Other Reports (specify below or attach report names)